As filed with the Securities and Exchange Commission on May 8, 2025
                                     Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________
Sleep Number Corporation
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1597886 (I.R.S. Employer Identification No.)
1001 Third Avenue South Minneapolis, Minnesota (Address of Principal Executive Offices)	55404 (Zip Code)
___________________________
Performance Stock Unit Inducement Awards
Restricted Stock Unit Inducement Awards
(Full title of the plan)
Samuel R. Hellfeld
Chief Legal and Risk Officer and Secretary
Sleep Number Corporation
1001 Third Avenue South
Minneapolis, Minnesota 55404
(Name and address of agent for service)

(763) 551-7000
(Telephone number, including area code, of agent for service)

Copies requested to:
Brett Hanson, Esq.
Emily Humbert, Esq.
Fox Rothschild LLP
33 South Sixth Street, Suite 3600
Minneapolis, Minnesota 55402-3601
(612) 607-7000
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer                             Accelerated filer
Non-accelerated filer                             Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
Sleep Number Corporation (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 65,172 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) pursuant to inducement equity awards to be granted by the Registrant to an employee of the Registrant, Amber Minson, in the amounts and on the date detailed below (the “Inducement Awards”):
(i) performance stock unit awards with respect to 21,724 shares of Common Stock to be granted on May 15, 2025, the final number of which may be modified (up to a maximum of 43,448 shares) based on achievement of annual net sales and net operating profit goals and corresponding performance adjustment multiples and as also adjusted by the relative total shareholder return modifier schedule as further described in the award agreement; and
(ii) restricted stock unit awards with respect to 21,724 shares of Common Stock to be granted on May 15, 2025.
Each Inducement Award was approved by the Registrant’s board of directors as an inducement material to such employee’s acceptance of employment with the Registrant in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4), as an inducement that is material to employee entering into employment with the Registrant. The Inducement Awards will be issued outside of the Registrant’s 2020 Equity Incentive Plan, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The information required by Item 1 with respect to the Inducement Awards is included in the documents sent or given to the recipient of the Inducement Awards covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to the recipient pursuant to Rule 428(b) of the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Samuel R. Hellfeld
Chief Legal and Risk Officer and Secretary
Sleep Number Corporation
1001 Third Avenue South
Minneapolis, Minnesota 55404
(763) 551-7000

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been previously filed (not furnished) with the Commission:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, filed with the Commission on March 7, 2025 (File No. 0-25121);
(b)The Registrant's Quarterly Report on Form 10-Q for the fiscal period ended March 29, 2025, filed with the Commission on May 6, 2025 (File No. 0-25121);
(c)The Registrant's Current Reports on Form 8-K filed with the Commission on March 5, 2025, March 5, 2025, March 13, 2025, March 31, 2025, and April 30, 2025 (File Nos. 0-25121); and
(d)The description of the Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023, including any amendments or reports filed for the purpose of updating such description (File No. 0-25121).
In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Minnesota Business Corporation Act. Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) provides that a company shall, subject to certain limitations, indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person. As required, the Company will indemnify such person against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

•Has not been indemnified by another organization;
•Acted in good faith;
•Received no improper personal benefit and Section 302A.255 of the MBCA, regarding director conflicts of interests, if applicable, has been satisfied;
•In the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
•In case of acts or omissions occurring in such person’s performance in an official capacity, such person reasonably believed that the conduct was in the best interests of the Company, or, in certain limited circumstances, reasonably believed that the conduct was not opposed to the best interests of the Company.

The Company’s Bylaws. Article VIII the Company’s Restated Bylaws (the “Bylaws”) provides that each person who was or is made a party or is threatened to be made a party to or is involved in or called as a witness in any proceeding, as such term is defined in the Bylaws, because he or she is an indemnified person, as such term is defined in the Bylaws, shall be indemnified and held harmless by the Company to the fullest extent permitted under the MBCA. Such indemnification shall cover all expenses incurred by an indemnified person and all liabilities and losses incurred by such person in connection therewith. Notwithstanding the foregoing, subject to certain exceptions, the Company shall indemnify an indemnified person in connection with a proceeding, or part thereof, initiated by such person only if such proceeding, or part thereof, was authorized by the Company’s Board of Directors. Expenses, including attorneys’ fees, incurred by a person indemnified pursuant to the Bylaws shall be paid by the Company in advance of the final disposition of such proceeding; provided that, in connection with a proceeding initiated by such person, subject to certain exceptions, the Company shall pay said expenses in advance of final disposition only if such proceeding, or part thereof, was authorized by the Company’s Board of Directors.

Insurance. The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Index

Exhibit No.	Description
3.1
Third Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (File No. 0-25121))

3.2
Articles of Amendment to Third Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 16, 2006 (File No. 0-25121))

3.3
Articles of Amendment to Third Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 25, 2010 (File No. 0-25121))

3.4
Articles of Amendment to Third Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 1, 2017 (File No. 0-25121))

3.5	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 22, 2017 (File No. 0-25121))
5.1*	Opinion of Fox Rothschild LLP regarding the validity of the shares of Common Stock being registered (filed herewith)
23.1*	Consent of Fox Rothschild LLP (included within the opinion filed as Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm (filed herewith)
24.1*	Power of Attorney (included on signature page to this Registration Statement)
107*	Filing Fee Table

*	Filed herewith
+	Certain schedules have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

ITEM 9. UNDERTAKINGS.
(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or "Calculation of Registration Fee" table, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 8, 2025.
SLEEP NUMBER CORPORATION

By: /s/ Samuel R. Hellfeld
Samuel R. Hellfeld
Chief Legal and Risk Officer and Secretary

POWER OF ATTORNEY
    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Linda A. Findley, Francis K. Lee and Samuel R. Hellfeld and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Linda A. Findley	Director, President and Chief Executive Officer (Principal Executive Officer)	May 8, 2025
Linda A. Findley

/s/ Francis K. Lee	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 8, 2025
Francis K. Lee

/s/ Joel J. Laing	Chief Accounting Officer (Principal Accounting Officer)	May 8, 2025
Joel J. Laing

–	Chair	–
Shelly R. Ibach*

/s/ Phillip M. Eyler	Director	May 1, 2025
Phillip M. Eyler

/s/ Stephen L. Gulis, Jr.	Director	May 1, 2025
Stephen L. Gulis, Jr.

/s/ Michael J. Harrison	Lead Director	May 1, 2025
Michael J. Harrison

/s/ Julie M. Howard	Director	May 5, 2025
Julie M. Howard

/s/ Deborah L. Kilpatrick	Director	May 2, 2025
Deborah L. Kilpatrick

/s/ Brenda J. Lauderback	Director	May 1, 2025
Brenda J. Lauderback

/s/ Stephen E. Macadam	Director	May 1, 2025
Stephen E. Macadam

/s/ Barbara R. Matas	Director	May 1, 2025
Barbara R. Matas

/s/ Angel L. Mendez	Director	May 1, 2025
Angel L. Mendez

/s/ Hilary A. Schneider	Director	May 5, 2025
Hilary A. Schneider
*Ms. Ibach was recused from the vote to approve Ms. Minson's compensation and appointment.